Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Gordon E. Runté

212-798-6082

Fortress Announces Retirement of Co-Founder and Principal Robert Kauffman

Redemption and Buy-Back of Shares to Reduce Dividend-Paying Share Count by 10%

New York, NY. December 24, 2012 – Fortress Investment Group (NYSE: FIG) today announced that Principal and Director Robert Kauffman has elected to retire from the company and its Board of Directors after a 15 year career at the firm.

With Co-Chairman and Director, Wesley Edens, and interim CEO and Director Randal Nardone, Mr. Kauffman co-founded Fortress in 1998. Mr. Kauffman has held a range of leadership roles at Fortress, including responsibility for the management of the firm’s European private equity investment operations and, most recently, board-level oversight of Logan Circle Partners, the company’s long-only fixed-income business. Mr. Kauffman’s retirement is effective immediately.

In conjunction with Mr. Kauffman’s announced retirement, Fortress will redeem or purchase all of Mr. Kauffman’s beneficially owned shares in the company, which totaled approximately 51.3 million class A or equivalent shares as of December 21, 2012. The company will repurchase Mr. Kauffman’s ownership interests at a price equivalent to $3.50 per share. As a result of this transaction, Fortress’s dividend-paying share count will be reduced by approximately 10%, with immediate effect. Fortress will fund the transaction through a combination of available cash and a 14 month note.

“It has been a privilege to be able to work with such a talented and motivated group of people,” said Kauffman. “I am proud to have contributed to the growth of Fortress into what it is today, and I wish the best of success to the entire team.”

“Rob was part of the leadership team of Fortress even before the company had a name,” said Nardone. “As a Principal and Board member, Rob has contributed to Fortress’s evolution from a start-up boutique into one of the industry’s largest and most diverse investment managers. We are grateful to Rob for his years of service, and wish him the best in his future endeavors.”

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with over $50 billion in assets under management as of September 30, 2012. Founded in

1998, Fortress manages assets on behalf of over 1,400 institutional clients and private investors worldwide across a range of investment strategies – private equity, credit, liquid hedge funds and traditional fixed income. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.